SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 29, 2008

Habersham Bancorp
(Exact Name of Registrant as Specified in its Charter)

Georgia	0-13153	58-1563165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 1980
282 Historic Highway 441 North,
Cornelia, GA 30531
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	(706) 778-1000

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 1.01	Entry Into a Material Definitive Agreement

Habersham Bancorp (the “Company”) has entered into a subscription agreement dated as of December 31, 2008 in which Fieldale Farms, Inc. (“Fieldale”) has agreed to purchase 10,000 shares of the Company’s Series A Noncumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) for an aggregate purchase price of $10.0 million, or $1,000 per share, with 3,000 of the shares, representing $3.0 million of proceeds,  to be issued on December 31, 2008 and the remainder to be issued at the same price per share at such later dates as Habersham may determine in its sole discretion.  The terms of the Series A Preferred Stock are described in Item 5.03 and Exhibit 4.1 below.

Thomas A. Arrendale, III is the Company’s Chairman of the Board and a beneficial owner of more than 10% of the Company’s outstanding common stock.  He is also Vice President of Marketing of Fieldale and trustee of a trust (of which he is not a beneficiary) that owns more than 10% of Fieldale’s outstanding common stock.  Mr. Arrendale did not participate in the Board’s consideration or approval of the transaction.   Additionally, Cyndae Arrendale, who beneficially owns more than 10% of the Company’s outstanding common stock, is trustee of a separate trust (of which she is not a beneficiary) that owns more than 10% of Fieldale’s outstanding common stock.  She is not a director or executive officer of either the Company or Fieldale.

Item 3.02.	Unregistered Sales of Equity Securities

On December 31, 2008, the Company issued 3,000 shares of Series A Preferred Stock to Fieldale Farms, Inc. for aggregate cash proceeds of $3.0 million.  The Company did not pay any underwriting or placement fees or commissions with respect to the sale, and it relied on the exemption from registration provided by Rule 506 under the Securities Act of 1933, as amended, for the offer and sale of the securities.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 29, 2008, the Company amended its Amended and Restated Articles of Incorporation to authorize 10,000 shares of Series A Preferred Stock.  The Series A Preferred Stock is nonvoting except as permitted by law; will receive a 6.0% per annum non-cumulative dividend, payable quarterly; has a liquidation preference of $1,000 per share; and may be redeemed by the Company at any time, subject to any required regulatory or third party approvals.

This summary description is qualified in its entirety by the relative rights, preferences and designations of the Series A Preferred Stock that are set forth in the Articles of Amendment to the Articles of Incorporation attached as Exhibit 4.1 to this report.

Item 9.01.	Financial Statements and Exhibits

Exhibit No.

4.1	Articles of Amendment to the Amended and Restated Articles of Incorporation of the Company, as filed on December 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HABERSHAM BANCORP

Date: January 2, 2009	By:	/s/ Annette Banks
Annette Banks
Chief Financial Officer